As filed with the Securities and Exchange Commission on June 21, 2004
                                                 Registration No. 333-__________

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________

                              Peoples Bancorp Inc.
             (Exact name of Registrant as specified in its charter)
                                _______________

              Ohio                                   31-0987416
    (State or other jurisdiction                (I.R.S. Employer
  of incorporation or organization)                Identification No.)


           138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738
                                 (740) 373-3155

      (Address, including zip code, and telephone number,
           including area code, of Registrant's principal executive offices)
                                _______________

                                                        Copy to:
     Charles R. Hunsaker, Esq.                 Elizabeth Turrell Farrar, Esq.
        Peoples Bancorp Inc.               Vorys, Sater, Seymour and Pease LLP
  138 Putnam Street, P.O. Box 738                   52 East Gay Street
     Marietta, Ohio 45750-0738                     Columbus, Ohio 43215
           (740) 374-6109                            (614) 464-5607
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)



    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------- --------------------- -------------------------- -------------------------- -----------------------
  Title of Each Class of         Amount to be          Proposed Maximum           Proposed Maximum            Amount of
Securities to be Registered      Registered         Offering Price per Share   Aggregate Offering Price    Registration Fee
---------------------------- --------------------- -------------------------- -------------------------- -----------------------
      Common Shares,               306,582            $ 25.235 (1)              $ 7,736,597.00               $ 981
     without par value
---------------------------- --------------------- -------------------------- -------------------------- -----------------------

(1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share for the Common Shares of Peoples Bancorp Inc. on June 18, 2004, as reported on The NASDAQ National Market.
                                                ----------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 21, 2004
PROSPECTUS
                           [Peoples Bancorp Inc. Logo]

                              Peoples Bancorp Inc.

                              306,582 Common Shares
                                 (no par value)


         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         This prospectus relates to the offer and sale, from time to time, of up to 306,582 common shares of Peoples Bancorp Inc. by the selling shareholders named under "Selling Shareholders" beginning on page 11. The common shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, securities as amended. The common shares offered by this prospectus will be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

         66,582 of the common shares offered by this prospectus were issued by Peoples in connection with the acquisition by our subsidiary Peoples Insurance Agency, Inc. of substantially all of the assets of Putnam the Agency, Inc., which closed on April 30, 2004, pursuant to an asset purchase agreement, dated April 7, 2004, among Peoples, Peoples Insurance, Putnam Agency, Inc. and its shareholders.

         127,446 of the common shares offered by this prospectus were issued by Peoples in connection with the merger of Barengo Insurance Agency, Inc. into Peoples Insurance, which closed on May 28, 2004, pursuant to an agreement and plan of merger, dated as of May 28, 2004, among Peoples, Peoples Insurance, Barengo Insurance. Agency, Inc. and its shareholders. Additional common shares may be issued to the shareholders of Barengo Insurance Agency, Inc. as "earn out consideration" in respect of the merger. As of the date of this prospectus prospectus, the issuance of 112,554 additional common shares has been authorized for this purpose.

         Our common shares are listed on The NASDAQ National Market under the symbol "PEBO." The last reported sale price of our common shares on The NASDAQ National Market on June 18, 2004, was $25.02.

         We will not receive any proceeds from the selling shareholders' sale of the common shares. We have agreed to bear the expenses in connection with the registration of the common shares offered by the selling soliciting shareholders and to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution" beginning on page 15 for additional information on how the selling shareholders may conduct sales of our common shares.


         Investment in our common shares involves risk. See "Risk Factors" beginning on page 4.
                           ___________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                           ___________________________

                 The date of this prospectus is June ___, 2004.

                              Table of Contents

                                                                       Page

Information About Peoples...........................................     3
Risk Factors........................................................     4
Cautionary Statement Regarding Forward-Looking Statements...........     9
Use of Proceeds.....................................................    10
Selling Shareholders................................................    11
Plan of Distribution................................................    15
Legal Matters.......................................................    18
Experts.............................................................    18
Where You Can Find More Information.................................    18
Documents Incorporated by Reference.................................    19

                           ___________________________


         You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales of our common shares by them are permitted. The information contained in this prospectus is current only as of the date hereof.

         Unless the context requires otherwise, the terms "Peoples," "we," "our" and "us" refer to Peoples Bancorp Inc., an Ohio corporation, and its subsidiaries, the term "Peoples Bank" refers to our banking subsidiary Peoples Bank, National Association and the term "Peoples Insurance" refers to Peoples Insurance Agency, Inc., an insurance agency subsidiary of Peoples Bank. The terms "Peoples," "we," "our," "us," "Peoples Bank" and "Peoples Insurance" do not include or refer to the selling shareholders.

                            Information About Peoples
                            -------------------------

         Peoples is a financial holding company organized in 1980, with origins in the Mid-Ohio Valley dating back to 1902. At March 31, 2004, we had total assets of $1.72 billion, total net loans of $896 million, total deposits of $1.03 billion and total stockholders' equity of $175.4 million.

         Our principal operating subsidiary, Peoples Bank, is a full service community bank that provides an array of financial products and services designed to satisfy our customers' demands. In addition to traditional banking products, we offer corporate and personal trust services and insurance and investment products through 51 financial service locations and 33 automated teller machines (ATMs) in Ohio, West Virginia and Kentucky, as well as through banking by phone and internet-based banking. Peoples Bank operates Peoples Insurance which offers a full range of life, health, property and casualty insurance products to customers in Peoples' markets. Peoples Bank also provides custom-tailored solutions for asset management needs through its Peoples Financial Advisors division.

         We have expanded from our roots in Washington County, Ohio, where we maintain nine financial service locations, to a market area that encompasses 17 counties in southeastern Ohio and neighboring areas of Kentucky and West Virginia, focusing on non-major urban areas.

         At March 31, 2004, we had 497 full-time equivalent employees. Our principal executive office is located at 138 Putnam Street, Marietta, Ohio 45750 and our telephone number is (740) 373-3155. Peoples' Internet website address is http://www.peoplesbancorp.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate our website into this prospectus).

RECENT EVENTS

         On April 30, 2004, Peoples Insurance acquired substantially all of the assets and assumed specified liabilities of Putnam Agency, Inc., a full-service insurance agency offering a wide range of insurance products to both commercial and individual clients with offices in Ashland, Kentucky and Huntington, West Virginia (the "Putnam Agency Acquisition"). The initial consideration paid in the Putnam Agency Acquisition was $8,640,000. Of this amount, $6,480,000 was paid in cash and $2,160,000 in our common shares representing 66,582 common shares based on the average of the daily closing price of our common shares for the 20 consecutive trading days ending at the close of business on the fifth trading day before April 30, 2004. The asset purchase agreement, dated April 7, 2004, related to the Putnam Agency Acquisition also provides for additional "earn out consideration" to be paid by us in cash over the next three years, contingent on the business of the former agency achieving specified revenue growth goals during the twelve-month periods ending April 30, 2005, April 30, 2006 and April 30, 2007. The business of the former agency is operated as a division of Peoples Insurance using the "Putnam Agency" name.

         On May 28, 2004, Peoples Insurance acquired Barengo Insurance Agency, Inc., a full-service insurance agency based in Marietta, Ohio offering a wide range of insurance products to both commercial and individual clients, through the merger of Barengo Insurance Agency into Peoples Insurance (the "Barengo Insurance Agency Merger"). The initial consideration paid in the Barengo Insurance Agency Merger was $5,991,000. Of this amount, $2,935,590 was paid in cash and $3,055,410 in our common shares representing 127,446 common shares based on the average of the daily closing price of our common shares for the 20 consecutive trading days ending at the close of business on the fifth trading day before May 28, 2004. The agreement and plan of merger, dated as of May 28, 2004, related to the Barengo Insurance Agency Merger also provides for additional "earn out consideration" to be paid by us in the form of 49% cash and 51% Peoples common shares over the next three years, contingent on the business of the former agency achieving specified revenue growth goals during the twelve-month periods ending May 31, 2005, May 31, 2006 and May 31, 2007. The number of common shares to be issued each year will be based on the average of the daily closing price of our common shares for the 20 consecutive trading days ending at the close of business on the fifth trading day before July 15, 2005, July 15, 2006 and July 15, 2007, as appropriate. As of the date of this prospectus, the issuance of 112,554 additional common shares has been authorized by our board of directors for this purpose. The former agency is operated as a division of Peoples Insurance using the "Barengo Insurance Agency" name.



                                  Risk Factors
                                  ------------

         You should carefully consider the following risk factors in evaluating whether to invest in our common shares. These factors should be considered in conjunction with the other information included or incorporated by reference in this prospectus.

We may not be able to continue to grow our business, which could adversely impact our results of operations.

         For the five-year period ended December 31, 2003, our assets grew at a 14.5% compound annual growth rate, while stockholders' equity grew at a compound annual growth rate of 14.7%. Our business strategy calls for continued growth and expansion of our banking and non-banking financial services business, including the acquisition of companies engaged in similar activities. Our ability to continue to grow and to capture additional market share depends, in part, upon our ability to open new branch locations, successfully attract deposits, identify favorable loan and investment opportunities and acquire additional bank and non-bank entities. Furthermore, our continued growth is dependent upon the capacity of our technology, systems and processes to support our growth and our ability to control organizational and overhead costs and hire qualified management and personnel at our new branch locations. In the event we are unable to continue to grow our business, our results of operations could be adversely impacted.

We may not be able to complete acquisitions or, if completed, successfully integrate our acquisitions, which may adversely impact our results of operations and financial condition.

         Our growth strategy contemplates the acquisition of additional bank and non-bank entities. We may not be able to locate interested appropriate entities, complete future acquisitions or, if completed, successfully integrate the operations, management, products and services of the entities we acquire. Following each acquisition, we must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to successfully integrate the entities we acquire into our existing operations may adversely impact our results of operations and financial condition.

We may experience difficulties in managing our growth, which may adversely impact our results of operations and financial condition.

         As part of our business strategy, we focus on the growth and expansion of our financial services business and may acquire additional banks and non-bank entities that we believe provide a strategic fit with our business. To the extent that we are successful with this strategy, we cannot assure you that we will be able to adequately and profitably manage this growth. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

     o potential exposure to unknown or contingent liabilities of banks and non-bank entities we acquire;

     o exposure to potential asset quality issues of acquired banks and non-bank entities;

     o    potential disruption to our business;

     o    potential diversion of our management's time and attention; and

     o the possible loss of key employees and customers of the banks and businesses we acquire.

         In addition to acquisitions, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings. Based on our experience, we believe that it generally takes up to three years for new banking facilities to first achieve operational profitability due to the impact of organization and overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake additional de novo branch openings, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse impact on our levels of reported net income, earnings per share, return on average stockholders' equity and return on average assets.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

         We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As a financial holding company, we are required to maintain capital sufficient to meet the "well capitalized" standard set by regulators. We anticipate that our current capital resources will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

         Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

We may not be able to effectively execute our strategy of delivering integrated financial services to our customers, which could adversely impact our results of operations.

         Our current strategy includes a focus on delivering integrated financial services, including professional investment and insurance advisory services, to our customers through a "needs-based" selling approach. As part of this strategy, we plan to continue to invest in processes and technology, such as Customer Relationship Management (CRM) and other information systems and processes, to enhance our client contact management, data mining, customer and product profitability information and marketing. In the event we are unable to market and deliver additional financial services effectively to our customers, or to profit from our investments in CRM and other processes and technology, our results of operations could be adversely impacted.

Our exposure to credit risk, because we focus on commercial lending, could adversely affect our earnings and financial condition.

         There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of loans secured by collateral, risks resulting from uncertainties about the future value of the collateral.

         At March 31, 2004, commercial loans, including loans secured by commercial real estate, totaled $516.1 million, or 56.7% of our total loan portfolio. Commercial loans generally are viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Our commercial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower and the strength of any third party guarantees. Most often, the collateral is inventory, machinery, real estate or accounts receivable. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         Our biggest loan concentrations exist in lodging and lodging-related loans and assisted living facility and nursing home loans. At March 31, 2004, we had $64.7 million, or 12.5% of total commercial loans, of lodging and lodging-related loans. At March 31, 2004, we had $57.9 million, or 11.2% of total commercial loans, of assisted living facility and nursing home loans. Although we believe that loans to lodging and lodging-related companies, as well as loans to assisted living facilities and nursing homes, do not pose an increased risk to asset quality at this time, when compared to the risk assumed in other types of lending, adverse changes in economic or other conditions affecting these industries may adversely affect our results of operations and financial condition.

Consumer loans generally have a higher risk of default than our real estate mortgage loans.

         At March 31, 2004, consumer loans totaled $74.5 million, or 8.2% of our total loans. Consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

If our allowance for loan losses is not sufficient to cover future loan losses, our net income would decrease.

         We maintain an allowance for loan losses in an attempt to provide for probable loan losses. Our allowance for loan losses is based upon, among other things, volume and types of loans, historical loss experience, trends in losses and delinquencies, the growth of loans in particular markets and industries and changes in economic conditions in our lending markets. Our net chargeoffs for the three months ended March 31, 2004 were $595,000, or 0.26% of average loans, and our allowance for loan losses at March 31, 2004 was $14.8 million, or 1.62% of total loans. However, we cannot predict loan losses with certainty, and we cannot assure you that chargeoffs in future periods will not exceed the allowance for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses as part of their examination process and may require us to increase our allowance or recognize further loan chargeoffs based on judgments different than those of our management. Any increase in our provision for loan losses would decrease our net income.

Changes in interest rates may adversely affect our profitability.

         One of the most significant risks associated with our business of extending loans and accepting deposits is interest rate risk. Our earnings are dependent to a significant degree on net interest income, which is the amount by which interest income exceeds interest expense. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, which means that either our interest-bearing liabilities will be more sensitive to changes in interest rates than our interest-earning assets, or vice versa. As of March 31, 2004, our one-year cumulative gap amount was negative 14.3% of earning assets, which represented $222.8 million more in liabilities than assets that could reprice or mature during that period. However, we believe a portion of interest-bearing liabilities are not likely to reprice at their first opportunity, based on current rates and management's control over the pricing of most deposits. Excluding those liabilities, our adjusted one-year cumulative gap amount at March 31, 2004 was positive 6.3% of earning assets, which represented $98.2 million more in assets than liabilities than mature or may reprice during the next twelve months.

         Our management also uses other measures to monitor interest rate risk for both the short-term and long-term. To manage the amount of short-term exposure to interest rate risk, management limits the decrease in net interest income to 10% or less from base case (no change in interest rates) for each 100 basis point shift in interest rates measured over a twelve-month period using a static balance sheet. To manage the long-term exposure, management limits the negative impact on net equity value to 40% or less given an immediate and sustained 200 basis points shift in interest rates. The table below illustrates the estimated earnings at risk and value at risk positions, on a pre-tax basis, at March 31, 2004 (dollars in thousands) and shows us to be within the above-described limits:


        Immediate
      Interest Rate                     Estimated                           Estimated
  Increase (Decrease) in           Increase (Decrease)               (Decrease) Increase in
       Basis Points               In Net Interest Income            Economic Value of Equity
---------------------------    -----------------------------     --------------------------------
            300                   $    27            0.1 %          $ (70,266)         (31.5) %
            200                   $   271            0.5 %          $ (46,393)         (20.8) %
            100                   $   344            0.6 %          $ (21,713)          (9.7) %
            (50)                  $  (989)          (1.9)%          $   2,636            1.2  %


         The interest rate risk illustration shows Peoples is slightly asset sensitive, which means that increasing interest rates should favorably impact our net interest income while downward moving interest rates should negatively impact net interest income, based on the assumptions used. However, the variability of cash flows from the investment and loan portfolios continue to have a significant influence on future net interest income and earnings, especially during periods of changing interest rates. In general, the amount of principal run off from these portfolios tends to decrease as interest rates increase due to fewer prepayments, limiting the amount of funds which can be reinvested at higher rates, while declining interest rates tend to result in a higher level of funds that must be reinvested at lower rates, due to an increase in prepayments.

         Although our management periodically adjusts the mix of assets and liabilities in an attempt to control and improve net interest income, factors beyond our control, such as general economic conditions and interest rate changes by the Federal Reserve and our competitors, may have a greater impact on net interest income than those adjustments made by management.

Adverse economic conditions in our market area may adversely impact our results of operations and financial condition.

         The majority of our business is concentrated in southeastern Ohio, neighboring areas of northeastern Kentucky and areas along the Ohio River in West Virginia, which are traditionally slower growth markets. As a result, our loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of our market area historically have been less robust than the economy of the nation as a whole and are not subject to the same fluctuations as the national economy. Adverse economic conditions in our market area, including the loss of certain significant employers, could reduce our growth rate, affect our borrowers' ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in our market area could cause many of our loans to become inadequately collateralized.

Loss of members of our executive team could have a negative impact on our business.

         Our success is dependent, in part, on the continued service of our executive officers, including Robert E. Evans, our Chairman of the Board and Chief Executive Officer, Mark F. Bradley, our President and Chief Operating Officer, John W. Conlon, our Chief Financial Officer and Treasurer, David B. Baker, our Executive Vice President, Larry E. Holdren, our Executive Vice President, Carol A. Schneeberger, our Executive Vice President/Operations, and Joseph S. Yazombek, our Executive Vice President/Chief Lending Officer. The loss of the services of any of these executive officers could have a negative impact on our business because of their skills, relationships in the banking community, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Government regulation significantly affects our business.

         The banking industry is heavily regulated under both federal and state law. We are subject to regulation and supervision by the Federal Reserve Board, and Peoples Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. These regulations are primarily intended to protect depositors and the federal deposit insurance funds, not our shareholders. We are also subject to the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the disclosure and corporate governance rules of the SEC and The NASDAQ Stock Market. Our non-bank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the SEC and state securities and insurance regulators. Regulations affecting companies whose securities are publicly-traded, banks and financial services businesses are undergoing continuous change, and we cannot predict the effect of those changes. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us. Any modifications or new laws could adversely affect our business.

Competition from financial institutions and other providers of financial services may adversely affect our results of operations and financial condition.

         We experience significant competition in originating loan, principally from other commercial banks, savings associations and credit unions. Several of our competitors have greater resources, larger branch systems and a wider array of banking services. This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

         In attracting deposits, we face significant competition from other insured depository institutions such as commercial banks, savings associations and credit unions, as well as institutions that offer uninsured investment alternatives, including money market and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations, which would increase our cost of funds.

         We also compete with non-bank providers of financial services, such as insurance companies, governmental agencies, brokerage firms, consumer finance companies and pension funds. Some of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these competitors may have advantages over us in providing certain products and services. This competition could reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.

         The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to create additional efficiencies in our operations and to address the needs of our customers by using technology to provide products and services to enhance customer convenience. We cannot assure you, however, that our technological improvements will increase our operational efficiency or that we will be able to effectively implement and market new technology-driven products and services.

Our ability to pay dividends on our common shares is limited by the ability of Peoples Bank to pay dividends under applicable law and by contracts relating to our trust preferred securities.

         Our ability to pay dividends on our common shares largely depends on our receipt of dividends from Peoples Bank. The amount of dividends that Peoples Bank may pay to us is limited by federal banking laws and regulations. Because we are a financial holding company, Peoples Bank is required to maintain capital sufficient to meet the "well capitalized" standard set by the regulators and will be able to pay dividends to us only so long as its capital continues to exceed these levels. We or Peoples Bank may decide to limit the payment of dividends even when Peoples Bank has the legal ability to pay them in order to retain earnings for use in Peoples Bank's business. Additionally, we have established two trust subsidiaries to issue preferred securities. If we suspend interest payments relating to the trust preferred securities issued by either of our two trust subsidiaries, we will be prohibited from paying dividends on our common shares.

Anti-takeover provisions may delay or prevent an acquisition or change in control by a third party.

         Provisions in the Ohio General Corporation Law and our amended articles of incorporation and code of regulations, including a staggered board and a supermajority vote requirement for significant corporate changes, could discourage potential takeover attempts and make attempts by shareholders to remove our board of directors and management more difficult. These provisions may also have the effect of delaying or preventing a transaction or change in control that might be in the best interests of our shareholders.

            Cautionary Statement Regarding Forward-Looking Statements
            ---------------------------------------------------------

         This prospectus includes, and incorporates by reference, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, Rule 3b-6 under the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995, including those identified by the words "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. The following factors, in addition to those included in the disclosure under the heading "Risk Factors" above, could cause actual results to differ materially from those expressed in forward-looking statements:

     o competitive pressures among depository institutions increase significantly;

     o    changes in the interest rate environment impact interest margins;

     o prepayment speeds, loan sale volumes, chargeoffs and loan loss provisions are less favorable than expected;

     o the business of Putnam Agency, Inc. and Barengo Insurance Agency, Inc. may not be successfully integrated with Peoples Insurance or the integration may take longer to accomplish then expected;

     o the expected synergies from the acquisitions of Putnam Agency, Inc. and Barengo Insurance Agency, Inc. may not be fully realized within the expected timeframes;

     o disruption from the acquisitions of Putnam Agency, Inc. and Barengo Insurance Agency, Inc. may make it more difficult to maintain relationships with clients, associates or suppliers;

     o    general economic conditions are less favorable than expected;

     o political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions;

     o legislative or regulatory changes or actions adversely affect Peoples' business;

     o    changes and trends in the securities markets;

     o a delayed or incomplete resolution of regulatory issues that could arise;

     o the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity;

     o    the outcome of regulatory and legal proceedings; and

     o other risk factors relating to the banking industry or Peoples as detailed from time to time in documents incorporated by reference in this prospectus.

         All forward-looking statements are expressly qualified in their entirety by the cautionary statements. Although management believes the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of our business and operations, it is possible that actual results may differ materially from these projections.

                                 Use of Proceeds
                                 ---------------

         The selling shareholders will receive all of the proceeds from the sale of common shares under this prospectus. We will not receive any of the proceeds from the sales by any of the selling shareholders of our common shares.

                              Selling Shareholders
                              --------------------

         We issued 66,582 of the common shares offered by this prospectus in a private placement to the selling shareholders identified below as Putnam Agency selling shareholders in connection with the Putnam Agency Acquisition. As part of the Putnam Agency Acquisition, we agreed to file a registration statement with the SEC to register for resale the common shares we issued to the Putnam Agency selling shareholders. We agreed to keep the registration statement effective until the earlier to occur of:

     o    April 30, 2006; or

     o such time as all common shares acquired by the Putnam Agency selling shareholders in the Putnam Agency Acquisition have been sold pursuant to the registration statement.

The registration statement of which this prospectus forms a part is being filed with the SEC pursuant to the registration rights agreement we entered into with the shareholders of Putnam Agency, Inc. on April 30, 2004. Each shareholder of Putnam Agency, Inc. was and is permitted to transfer the common shares received in the Putnam Agency Acquisition to a family member of the shareholder or a trust, partnership or limited liability company for the benefit of the shareholder or the shareholder's family members provided the transferee agrees to be subject to the terms of the registration rights agreement.

         We issued 127,446 of the common shares offered by this prospectus in a private placement to the selling shareholders identified below as Barengo Insurance Agency selling shareholders in connection with the Barengo Insurance Agency Merger. In addition, we may issue additional common shares in the form of "earn out consideration" in respect of the Barengo Insurance Agency Merger. As of the date of this prospectus, the issuance of 112,554 additional common shares has been authorized by our board of directors for this purpose. At such time as we issue common shares to the Barengo Insurance Agency selling shareholders in the form of "earn out consideration," we will file, if required, a supplement to this prospectus disclosing the number of additional common shares to be covered by the registration statement for offering by the Barengo Insurance Agency selling shareholders.

         As part of the Barengo Insurance Agency Merger, we agreed to file a registration statement with the SEC to register for resale the common shares we issued to the Barengo Insurance Agency shareholders on May 28, 2004 as well as any additional common shares we may issue to those shareholders as "earn out consideration" in respect of the Barengo Insurance Agency Merger. We agreed to keep the registration statement effective until the earlier to occur of:

     o    May 28, 2006; or

     o such time as all common shares acquired by the Barengo Insurance Agency selling shareholders in the Barengo Insurance Agency Merger have been sold pursuant to the registration statement.

The registration statement of which this prospectus forms a part is being filed with the SEC pursuant to the registration rights agreement we entered into with the shareholders of Barengo Insurance Agency, Inc. on May 28, 2004. Each shareholder of Barengo Insurance Agency, Inc. was and is permitted to transfer the common shares received in the Barengo Insurance Agency Merger to a family member of the shareholder or a trust, partnership or limited liability company for the benefit of the shareholder or the shareholder's family members provided the transferee agrees to be subject to the terms of the registration rights agreement.

         The following table sets forth, as of June 18, 2004: (1) the name of each selling shareholder for whom we are registering common shares under this registration statement; (2) the number of common shares beneficially owned by each of the selling shareholders prior to the offering; (3) the number of common shares that may be offered by each selling shareholder under this prospectus; and (4) the number of common shares to be owned by each selling shareholder after completion of the offering.

         This table is prepared based in part on information supplied to us by the listed selling shareholders. The table assumes that the selling shareholders will sell all of the common shares offered under this prospectus. However, because the selling shareholders may offer from time to time all or some of their common shares covered by this prospectus, or sell such common shares in another permitted manner, we cannot assure you as to the actual number of common shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.


                                       Number of Common Shares                                Beneficial Ownership of
               Name of                    Beneficially Owned       Number of Common Shares     Common Shares After the
         Selling Shareholder           Before the Offering (1)     Registered in the Offering      Offering (2)
         -------------------           -----------------------     --------------------------      ------------

Putman Agency Selling Shareholders:                                                              Number       Percent
                                                                                                 ------       -------
Thomas G. Chaffin....................         2,967                         2,967                    0           0%
Dana N. Conley.......................         2,967                         2,967                    0           0%
Charles R. Lowe......................         2,967                         2,967                    0           0%
Clarence C. Massey...................         2,967 (3)                     2,967                    0           0%
Laura A. Morris......................         2,967                         2,967                    0           0%
Thomas C. Phipps.....................         3,132 (4)                     2,967                  165          (5)
Donald H. Putnam, Jr., Trustee U/A
dated May 7, 1993, FBO Donald H.
Putnam, Jr. Revocable Trust (7)......
                                             47,250 (6)                    43,790                3,460          (5)
Ellen M. Stevens Revocable Trust (7).
                                                750                           750                    0           0%
Erland P. Stevens Revocable Trust (8)
                                              3,490                         3,490                    0           0%
US Trust Company, Successor Trustee,
Irrevocable Trust Agreement dated
11/27/90 (9).........................           750                           750                    0           0%

Barengo Insurance Agency Selling
Shareholders:
James Barengo........................        64,042 (10)(11)               63,723  (11)            319          (5)
Randall T. Barengo...................        64,109 (11)(12)               63,723  (11)            386          (5)

------------------


(1)  Rounded to nearest whole common share.

(2)  Assumes all offered common shares are sold.

(3) These common shares are owned by Clarence C. Massey and his wife Shannon L. Massey as joint tenants.

(4) Of these common shares, 2,967 common shares are owned by Thomas C. Phipps and his wife Betty J. Phipps as joint tenants and are the subject of the registration rights agreement, dated as of April 30, 2004, with Peoples. The remaining 165 common shares are held by Thomas C. Phipps as custodian for his son.

(5)  Represents less than 1% of the outstanding common shares.

(6) Of these common shares, 43,790 common shares are the subject of the registration rights agreement, dated as of April 30, 2004, with Peoples.

(7) Ellen M. Stevens, the wife of Erland P. Stevens, Jr., is the trustee of the Ellen M. Stevens Revocable Trust. She has voting power with respect to the common shares held by the Ellen M. Stevens Revocable Trust and US Trust Company has investment power in consultation with her.

(8) Erland P. Stevens, Jr. is the trustee of Erland P. Stevens Revocable Trust. He has voting power with respect to the common shares held by the Erland P. Stevens Revocable Trust and US Trust Company has investment power in consultation with him

(9) US Trust Company is the trustee of the trust created under the Irrevocable Trust Agreement dated 11/27/90. Ellen M. Stevens has voting power with respect to the common shares held by that trust and US Trust Company has investment power in consultation with her.

(10) Of these common shares, 63,723 common shares are owned by James Barengo and are the subject of the registration rights agreement, dated as of May 28, 2004, with Peoples. The remaining 319 common shares are held by Susan Lynn Ruf Barengo, the wife of James Barengo, as custodian for their two children.

(11) Each of James Barengo and Randall T. Barengo may receive additional common shares in the form of "earn out consideration" in respect of the Barengo Insurance Agency Merger. Upon issuance, those common shares are to be covered by the registration statement of which this prospectus forms a part. As of the date of this prospectus, the issuance of 112,554 additional common shares has been authorized by our board of directors for this purpose, of which each of James Barengo and Randall T. Barengo could receive 50%, or 56,277 common shares. At such time as we issue common shares to James Barengo and Randall T. Barengo in the form of "earn out consideration," we will file, if necessary, a supplement to this prospectus disclosing the number of additional common shares to be covered by the registration statement for offering by them.

(12) Of these common shares, 63,723 common shares are the subject of the registration rights agreement, dated as of May 28, 2004, with Peoples.


         Following the Putnam Agency Acquisition:

          o Each of Thomas G. Chaffin, Dana N. Conley, Charles R. Lowe and Clarence C. Massey became an officer and employee of Peoples Insurance and has entered into an employment agreement with Peoples Insurance. Each employment agreement, entered into on April 30, 2004, is for a term of three years and provides employment may be terminated solely for defined causes, non-competition and non-solicitation covenants and compensation arrangements.

          o Each of Laura A. Morris and Thomas C. Phipps became a director, officer and employee of Peoples Insurance and has entered into an employment agreement with Peoples Insurance. Each employment agreement, entered into on April 30, 2004, is for a term of three years and provides employment may be terminated solely for defined causes, non-competition and non-solicitation covenants and compensation arrangements.

          o Each of Thomas G. Chaffin, Dana N. Conley, Charles R. Lowe, Clarence C. Massey, Laura A. Morris, Thomas C. Phipps, Donald H. Putnam, Jr., Trustee U/A dated May 7, 1993, FBO Donald H. Putnam, Jr. Revocable Trust, and Erland P. Stevens, Jr. may receive, in his or her capacity as a shareholder of Putnam Agency, Inc., a portion of any "earn out consideration" payable by us in respect of the Putnam Agency Acquisition.

Other than described above, none of the Putnam Agency selling shareholders has had any position, office or other material relationship with Peoples, Peoples Insurance or any of our other affiliates within the past three years.

         Following the Barengo Insurance Agency Merger:

          o Each of James Barengo and Randall T. Barengo became a director, officer and employee of Peoples Insurance and has entered into an employment agreement with Peoples Insurance. Each employment agreement, entered into on May 28, 2004, is for a term of three years and provides employment may be terminated solely for defined causes, non-competition and non-solicitation covenants and compensation arrangements.

          o Each of James Barengo and Randall T. Barengo will receive, in his capacity as a former shareholder of Barengo Insurance Agency, Inc., 50% of any "earn out consideration" payable by us in respect of the Barengo Insurance Agency Merger.

Other than described above, none of the Barengo Insurance Agency selling shareholders has had any position, office or other material relationship with Peoples, Peoples Insurance or any of our other affiliates within the past three years.

                              Plan of Distribution
                              --------------------

         We are registering all of our common shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, unless the context otherwise requires, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

         The common shares may be sold from time to time to purchasers:

          o    directly by the selling shareholders; or

          o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common shares.

         Each selling shareholder reserves the right to accept and, together with the selling shareholder's agents from time to time, reject, in whole or in part any proposed purchase of the common shares to be made directly or through agents.

         The selling shareholders and any broker-dealers or agents who participate in the distribution of the common shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of the common shares by selling shareholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act. Selling shareholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. Selling shareholders who are deemed to be underwriters will be also subject to the prospectus delivery requirements of the Securities Act.

         The common shares may be sold from time to time on any stock exchange or automated interdealer quotation system on which the common shares are then listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

         The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

          o block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

          o an exchange distribution in accordance with the rules of any stock exchange on which the common shares are then listed;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o    privately negotiated transactions;

          o    closing out of short sales;

          o through the writing of options on the common shares, whether the options are listed on an option exchange or otherwise;

          o through the distribution of the common shares by any selling shareholder to the selling shareholder's partners, members or stockholders;

          o one or more underwritten offerings on a firm commitment or best efforts basis; and

          o    any combination of any of these methods.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the common shares at a stipulated price per share. If the broker-dealer is unable to sell the common shares as agent for a selling shareholder, it may purchase as principal any unsold common shares at the stipulated price. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the common shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those common shares. A selling shareholder may also loan or pledge the common shares offered under this prospectus to a broker-dealer and the broker-dealer may sell common shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered under this prospectus.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares offered under this prospectus. Selling shareholders may decide not to sell any of the common shares offered under this prospectus, or they might decide to transfer the common shares by other means not described in this prospectus. Additionally, selling shareholders may resell all or a portion of their common shares in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of that rule.

         The selling shareholders and any other person participating in a distribution of the common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders and any other person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the common shares as well as the ability of any person or entity to engage in market-making activities with respect to the common shares. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the common shares.

         When we are notified that a selling shareholder has entered into an arrangement with an underwriter, broker-dealer or agent for the sale of the common shares, we will file, if required, a supplement to this prospectus disclosing:

          o    the name of the selling shareholder;

          o the name of any participating underwriters, broker-dealers or agents;

          o    the number of common shares being offered;

          o    the price at which the common shares are being offered;

          o any discounts, commissions, concessions or other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

          o that any participating broker-dealers did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

          o    other material terms of the offering.

In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 common shares, a supplement to this prospectus will be filed.

         In order to comply with the securities laws of some states, if applicable, the common shares offered under this prospectus may be sold in these jurisdictions only through registered or licensed brokers-dealers.

         We will bear all costs, expenses and fees in connection with the registration of the resale of the common shares covered by this prospectus, other than the fees and expenses of counsel and other advisors to the selling shareholders. We have agreed to indemnify the selling shareholders for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus and for any failure by us to fulfill any undertakings included in the registration statement of which this prospectus is a part. The selling shareholders have agreed to indemnify us and our officers and directors for liabilities based on untrue material facts, or omissions of material facts, contained in the prospectus, but only to the extent that such material fact or omission is made in reliance on and in conformity with written information furnished by the selling shareholders specifically for use in preparation of this prospectus. The selling shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

         We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. Each selling shareholder has agreed not to trade common shares from the time the selling shareholder receives notice from us of this type of event until the selling shareholder receives from us a prospectus supplement or amended prospectus.

                                  Legal Matters
                                  -------------

         The validity of the common shares offered hereby will be passed upon for us by Charles R. Hunsaker, Esq., General Counsel for Peoples. As of June 18, 2004, Mr. Hunsaker held options covering an aggregate of 23,561 of our common shares, he and his family beneficially owned an aggregate of 18,497 common shares and 7,713 common shares are held for his account under the Peoples Bancorp Inc. Retirement Savings Plan.

                                     Experts
                                     -------

         Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       Where You Can Find More Information
                       -----------------------------------

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of our periodic reports, current reports, proxy statements and other information filed with the SEC at the SEC's public reference room, Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549-0102. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus) and at our Internet website at http://www.peoplesbancorp.com.

         We have filed a registration statement on Form S-3 relating to the common shares to be sold by the selling shareholders. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information, you should refer to the registration statement.

                       Documents Incorporated by Reference
                       -----------------------------------

         We are "incorporating" certain documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     o our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     o our Current Reports on Form 8-K filed with the SEC on February 3, 2004, February 13, 2004, April 8, 2004, April 13, 2004, May 14, 2004,
          June 1, 2004 and June 14, 2004; and

     o the description of our common shares contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the common shares.

         We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

                                           Peoples Bancorp Inc.
                                           138 Putnam Street
                                           P.O. Box 738
                                           Marietta, Ohio 45750-0738
                                           Attention:  Charles R. Hunsaker, Esq.
                                           (740) 374-6109

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated fees and expenses payable by Peoples Bancorp Inc. (the "Registrant") in connection with the sale by the selling shareholders of the common shares being registered:

    SEC registration fee.......................................  $      981
    Fees and expenses of counsel to the Registrant ............  $   15,000
    Fees and expenses of accountants ..........................  $    6,000
    Printing ..................................................  $    5,000
    Miscellaneous expenses.....................................  $    1,000
                                                                  ---------

             Total                                               $   27,981
                                                                  =========

          All fees and expenses, other than the SEC registration fee, are estimated. We have agreed to bear all fees and expenses (other than underwriting discounts and selling commissions, and the fees and expenses of counsel and other advisors to the selling shareholders) in connection with the registration and sale of the common shares being offered by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

         Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
                  person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
                  asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
                  directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                           (b) If the quorum described in division (E)(4)(a) of
                  this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders;

                           (d) By the court of common pleas or the court in
                  which such action, suit, or proceeding referred to in division
                  (E)(1) or (2) of this section was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division
         (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                                    (i) Repay such amount if it is proved by
                           clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii) Reasonably cooperate with the
                           corporation concerning the action, suit, or proceeding.

                           (b) Expenses, including attorney's fees, incurred by
                  a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

                  (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Article FIVE of Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

                  SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

                  Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

                           (A) the corporation shall not indemnify any officer
                  or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

                           (B) the corporation shall promptly make any such
                  unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

                  SECTION 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

                  SECTION 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

                  SECTION 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

                           (A) if it shall ultimately be determined as provided
                  in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

                           (B) if, in respect of any claim, issue or other
                  matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

                  SECTION 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  SECTION 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  SECTION 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

                           (A) A person claiming indemnification under this
                  Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

                           (B) References to an "other enterprise" shall include
                  employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

                  SECTION 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

         In addition, the Registrant has purchased insurance that insures its directors and officers against certain liabilities which might be incurred by them in such capacity. The Registrant also maintains fiduciary and lending liability coverage.


Item 16. Exhibits.


Exhibit Number                         Description                                     Exhibit Location
----------------     ------------------------------------------------     --------------------------------------------
       3.1           Amended Articles of Incorporation of Peoples         Incorporated herein by reference to
                     Bancorp Inc. (as filed with the Ohio Secretary       Exhibit 3(a) to the Registrant's
                     of State on May 3, 1993).                            Registration Statement on Form 8-B filed
                                                                          July 20, 1993 (File No. 0-16772).

       3.2           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a)(2) to the Registrant's Annual
                     Inc. (as filed with the Ohio Secretary of            Report on Form 10-K for fiscal year ended
                     State on April 22, 1994).                            December 31, 1997 (File No. 0-16772) (the
                                                                          "1997 Form 10-K").

       3.3           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a)(3) to the Registrant's 1997
                     Inc. (as filed with the Ohio Secretary of            Form 10-K.
                     State on April 9, 1996).

       3.4           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a) to the Registrant's Quarterly
                     Inc. (as filed with the Ohio Secretary of            Report on Form 10-Q for the quarterly
                     State on April 23, 2003).                            period ended March 31, 2003 (File
                                                                          No. 0-16772) (the "March 31, 2003 Form
                                                                          10-Q").

       3.5           Amended Articles of Incorporation of Peoples         Incorporated herein by reference to
                     Bancorp Inc. (reflecting amendments through          Exhibit 3(a)(4) to the Registrant's 1997
                     April 9, 1996) [For SEC reporting compliance         Form 10-K.
                     purposes only - not filed with Ohio Secretary
                     of State].

       3.6           Code of Regulations of Peoples Bancorp Inc.          Incorporated herein by reference to
                                                                          Exhibit 3(b) to the Registrant's
                                                                          Registration Statement on Form 8-B filed
                                                                          July 20, 1993 (File No. 0-16772).

       3.7           Certified Resolutions Regarding Adoption of          Incorporated herein by reference to
                     Amendments to Sections 1.03, 1.04, 1.05, 1.06,       Exhibit 3(c) to the Registrant's March 31,
                     1.08, 1.10, 2.03(c), 2.07, 2.08, 2.10 and 6.02       2003 Form 10-Q.
                     of the Code of Regulations of Peoples Bancorp
                     Inc. by shareholders on April 10, 2003.

       3.8           Certified Resolutions Regarding Adoption of          Incorporated herein by reference to
                     Amendments to Article THREE of the Code of           Exhibit 3(a) to the Registrant's Quarterly
                     Regulations of Peoples Bancorp Inc. by               Report on Form 10-Q for the quarterly
                     Shareholders on April 8, 2004.                       period ended March 31, 2004 (File
                                                                          No. 0-16772) (the "March 31, 2004 Form
                                                                          10-Q").

       3.9           Code of Regulations of Peoples Bancorp Inc.          Incorporated herein by reference to
                     (reflecting amendments through April 8, 2004)        Exhibit 3(b) to the Registrant's March 31,
                     [For SEC reporting compliance purposes only.]        2004 Form 10-Q.

       4.1           Registration Rights Agreement, dated as of           Filed herewith.
                     April 30, 2004, among Putnam Agency, Inc.;
                     Thomas G. Chaffin, Dana N. Conley, Charles R.
                     Lowe, Clarence C. Massey, Laura A. Morris,
                     Thomas C. Phipps, Donald H. Putnam, Jr. and
                     Donald H. Putnam, Jr., Trustee U/A DTD May 7,
                     1993, FBO Donald H. Putnam, Jr. Revocable
                     Trust and Erland P. Stevens, Jr., the
                     shareholders of Putnam Agency, Inc.; and
                     Peoples Bancorp Inc.

       4.2           Registration Rights Agreement, dated as of May       Filed herewith.
                     28, 2004, among James Barengo, Randall T.
                     Barengo and Peoples Bancorp Inc.

       5.1           Opinion of Charles R. Hunsaker, Esq., General        Filed herewith.
                     Counsel of the Registrant, as to the legality
                     of the common shares being registered.

      23.1           Consent of Ernst & Young LLP                         Filed herewith.

      23.2           Consent of Charles R. Hunsaker, Esq., General        Filed herewith.
                     Counsel for the Registrant (included in
                     opinion filed as Exhibit 5.1)

      24.1           Powers of Attorney                                   Filed herewith.


Item 17.      Undertakings.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                  [Remainder of page intentionally left blank;
                         signatures on following page.]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on June 21, 2004.

                              PEOPLES BANCORP INC.


                     By:  /s/ Robert E. Evans
                              -----------------------------------------
                              Robert E. Evans
                              Chairman of the Board and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                   Title                               Date
              ---------                                   -----                               ----

/s/ Robert E. Evans                           Chairman of the Board, Chief           June 21, 2004
------------------------------------          Executive Officer and Director
 Robert E. Evans

/s/ Mark F. Bradley                           President, Chief Operating Officer     June 21, 2004
------------------------------------          and Director
 Mark F. Bradley

*   George W. Broughton                       Director                               June 21, 2004
------------------------------------
 George W. Broughton

*     Frank L. Christy                        Director                               June 21, 2004
------------------------------------
 Frank L. Christy

*   Wilford D. Dimit                          Director                               June 21, 2004
------------------------------------
 Wilford D. Dimit

*   Paul T. Theisen                           Director                               June 21, 2004
------------------------------------
 Paul T. Theisen

*   Joseph H. Wesel                           Vice Chairman of the Board and         June 21, 2004
------------------------------------          Director
 Joseph H. Wesel

*  Thomas J. Wolf                             Director                               June 21, 2004
------------------------------------
 Thomas J. Wolf

/s/ John W. Conlon                            Chief Financial Officer and            June 21, 2004
------------------------------------          Treasurer (Principal Financial
 John W. Conlon                               Officer)

/s/ Donald J. Landers, Jr.                    Controller and Chief Accounting        June 21, 2004
------------------------------------          Officer (Principal Accounting
 Donald J. Landers, Jr.                       Officer)


----------------------------


* By Robert E. Evans pursuant to Powers of Attorney executed by the directors and officers listed above, which Powers of Attorney are filed herewith with the Securities and Exchange Commission.

  /s/ Robert E. Evans
      ---------------------------------
Name: Robert E. Evans, Attorney-in-Fact



                                INDEX OF EXHIBITS

Exhibit Number                         Description                                     Exhibit Location
----------------     ------------------------------------------------     --------------------------------------------
       3.1           Amended Articles of Incorporation of Peoples         Incorporated herein by reference to
                     Bancorp Inc. (as filed with the Ohio Secretary       Exhibit 3(a) to the Registrant's
                     of State on May 3, 1993).                            Registration Statement on Form 8-B filed
                                                                          July 20, 1993 (File No. 0-16772).

       3.2           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a)(2) to the Registrant's Annual
                     Inc. (as filed with the Ohio Secretary of            Report on Form 10-K for fiscal year ended
                     State on April 22, 1994).                            December 31, 1997 (File No. 0-16772) (the
                                                                          "1997 Form 10-K").

       3.3           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a)(3) to the Registrant's 1997
                     Inc. (as filed with the Ohio Secretary of            Form 10-K.
                     State on April 9, 1996).

       3.4           Certificate of Amendment to the Amended              Incorporated herein by reference to
                     Articles of Incorporation of Peoples Bancorp         Exhibit 3(a) to the Registrant's Quarterly
                     Inc. (as filed with the Ohio Secretary of            Report on Form 10-Q for the quarterly
                     State on April 23, 2003).                            period ended March 31, 2003 (File
                                                                          No. 0-16772) (the "March 31, 2003 Form
                                                                          10-Q").

       3.5           Amended Articles of Incorporation of Peoples         Incorporated herein by reference to
                     Bancorp Inc. (reflecting amendments through          Exhibit 3(a)(4) to the Registrant's 1997
                     April 9, 1996) [For SEC reporting compliance         Form 10-K.
                     purposes only - not filed with Ohio Secretary
                     of State].

       3.6           Code of Regulations of Peoples Bancorp Inc.          Incorporated herein by reference to
                                                                          Exhibit 3(b) to the Registrant's
                                                                          Registration Statement on Form 8-B filed
                                                                          July 20, 1993 (File No. 0-16772).

       3.7           Certified Resolutions Regarding Adoption of          Incorporated herein by reference to
                     Amendments to Sections 1.03, 1.04, 1.05, 1.06,       Exhibit 3(c) to the Registrant's March 31,
                     1.08, 1.10, 2.03(c), 2.07, 2.08, 2.10 and 6.02       2003 Form 10-Q.
                     of the Code of Regulations of Peoples Bancorp
                     Inc. by shareholders on April 10, 2003.

       3.8           Certified Resolutions Regarding Adoption of          Incorporated herein by reference to
                     Amendments to Article THREE of the Code of           Exhibit 3(a) to the Registrant's Quarterly
                     Regulations of Peoples Bancorp Inc. by               Report on Form 10-Q for the quarterly
                     Shareholders on April 8, 2004.                       period ended March 31, 2004 (File
                                                                          No. 0-16772) (the "March 31, 2004 Form
                                                                          10-Q").

       3.9           Code of Regulations of Peoples Bancorp Inc.          Incorporated herein by reference to
                     (reflecting amendments through April 8, 2004)        Exhibit 3(b) to the Registrant's March 31,
                     [For SEC reporting compliance purposes only.]        2004 Form 10-Q.

       4.1           Registration Rights Agreement, dated as of           Filed herewith.
                     April 30, 2004, among Putnam Agency, Inc.;
                     Thomas G. Chaffin, Dana N. Conley, Charles R.
                     Lowe, Clarence C. Massey, Laura A. Morris,
                     Thomas C. Phipps, Donald H. Putnam, Jr. and
                     Donald H. Putnam, Jr., Trustee U/A DTD May 7,
                     1993, FBO Donald H. Putnam, Jr. Revocable
                     Trust and Erland P. Stevens, Jr., the
                     shareholders of Putnam Agency, Inc.; and
                     Peoples Bancorp Inc.

       4.2           Registration Rights Agreement, dated as of May       Filed herewith.
                     28, 2004, among James Barengo, Randall T.
                     Barengo and Peoples Bancorp Inc.

       5.1           Opinion of Charles R. Hunsaker, Esq., General        Filed herewith.
                     Counsel of the Registrant, as to the legality
                     of the common shares being registered.

      23.1           Consent of Ernst & Young LLP                         Filed herewith.

      23.2           Consent of Charles R. Hunsaker, Esq., General        Filed herewith.
                     Counsel for the Registrant (included in
                     opinion filed as Exhibit 5.1)

      24.1           Powers of Attorney                                   Filed herewith.